As Filed With the Securities and Exchange Commission
on February 9, 2005

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COVENTRY HEALTH CARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2073000
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6705 Rockledge Drive, Suite 900
Bethesda, Maryland	20817
(Address of Principal Executive Offices)	(Zip Code)

Healthcare Compare Corp. 1985 Stock Option Plan
Healthcare Compare Corp. 1995 Stock Option Plan
First Health Group Corp. 1998 Stock Option Plan
First Health Group Corp. 2000 Stock Option Plan
First Health Group Corp. 2001 Stock Option Plan
(Full title of the plan)

Dale B. Wolf
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
(Name and address of agent for service)

(301) 581- 0600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered	offering price per share	aggregate offering price	registration fee
Common Stock, $.01 par value	904 shares	$25.29	$22,862.16
	3,354 shares	29.04	97,400.16
	8,862 shares	29.22	258,947.64
	5,960 shares	31.22	186,071.20
	2,508 shares	36.67	91,968.36
	6,630 shares	39.68	263,078.40
	33,177 shares	43.05	1,428,269.85
	15,479 shares	45.00	696,555.00
	17,088 shares	73.12	1,249,474.56
	22,890 shares	75.37	1,725,219.30
	16,539 shares	77.62	1,283,757.18

Total	133,391 shares		$7,303,603.81	$860.00

PART I
PART II
SIGNATURES
EXHIBIT INDEX
EX-5 OPINION OF BASS, BERRY & SIMS PLC
EX-23.1 CONSENT OF ERNST & YOUNG, LLP

PART I

Information Required in the Section 10(a) Prospectus

     Coventry Health Care, Inc. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plans to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus for each plan that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed by the Registrant on March 10, 2004;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, filed by the Registrant on May 7, 2004, June 30, 2004, filed by the Registrant on August 4, 2004, and September 30, 2004, filed by the Registrant on November 8, 2004;

(3)	The Registrant’s Current Reports on Form 8-K filed on January 6, 2004, January 28, 2004, February 3, 2004, April 19, 2004, April 27, 2004, May 19, 2004, July 26, 2004, September 23, 2004, October 14, 2004, October 29, 2004, November 10, 2004, November 19, 2004, November 23, 2004, January 14, 2005, January 18, 2005 and January 28, 2005; and

(4)	The description of the Registrant’s Common Stock, par value $0.01 per share, and the description of the related stock purchase rights, contained in the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on March 14, 2003, and including all other amendments and reports filed for the purpose of updating such descriptions.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation) or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses, (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

     To the fullest extent permitted by the DGCL, Article VI of the Certificate of Incorporation of the Registrant, as amended (the “Certificate of Incorporation”) eliminates a the personal liability of a director, officer, employee of agent of the Company for monetary damages for breaches of his or her fiduciary duty and provides for indemnification of any director, officer, employee or agent of the Company against any liability or expense incurred by reason of the fact that the person is or was a director, officer, employee, or agent of the Registrant, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action, had no reasonable cause to believe that his or her conduct was unlawful.

     Section Eight of the Registrant’s bylaws (the “Bylaws”), provides for indemnification of any person threatened to be made a party to any threatened, pending or completed action (whether civil, criminal, administrative or investigative, including appeals), other than an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee, or agent of the Registrant or was serving in such a capacity for another entity at the Registrant’s request. Such indemnification includes expenses actually and reasonably incurred (including attorneys’ fees) if the party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action, had no reasonable cause to believe that his or her conduct was unlawful. In actions or proceedings by or in the right of the Registrant, the Bylaws provide for indemnification of any person threatened to be made a party to any threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee, or agent of the Registrant or was serving in such a capacity for another entity at the Registrant’s request. Such indemnification includes expenses actually and reasonably incurred (including attorneys’ fees) if the party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, except that indemnification is unavailable if the party has been adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought shall determine that in light of all of the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     The Bylaws further provide that, generally, indemnification (unless ordered by a court) must be made by the Registrant only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because he or she has met the applicable standards of conduct. The determination must be made by a majority vote of disinterested directors; by a committee of disinterested directors designated by disinterested directors; if there are no disinterested directors or if the disinterested directors so direct, by independent legal counsel in a written opinion; or by the stockholders. The Registrant must pay the expenses of an action in advance of final disposition if authorized by the Board of Directors in a specific case upon receipt of an undertaking by the person to be indemnified to repay any such advances unless it shall ultimately be determined that such person is entitled to be indemnified by the Registrant as authorized in the Bylaws.

     The indemnification authorized in the Bylaws is not exclusive of other rights to which those seeking indemnification may be entitled under the Certificate of Incorporation, any statute, rule of law, agreement, bylaw, stockholder vote or otherwise. Such indemnification shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of that person’s heirs, executors, and administrators.

     Section Eight of the Registrant’s Bylaws further provides that the Registrant may purchase and maintain insurance on behalf of those persons described above as eligible for indemnification for liability arising out of such person’s duties or status with the Registrant whether or not indemnification in respect of such liability would be permissible under the Bylaws’ provisions.

     At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

     None.

Item 8. Exhibits.

3.1	Certificate of Incorporation of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Form S-4, Registration Statement No. 333-45821).

3.2	Amended and Restated Bylaws of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.2.3 to the Company’s Form 10-Q, for the quarter Ended September 30, 2004.)

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

4.2.1
Rights Agreement dated March 30, 1998 between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC, as Rights Agent (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated April 8, 1998).

4.2.2
Amendment No. 1 to Rights Agreement, dated as of December 18, 1998 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC (Incorporated by reference to Exhibit 2 to the Company’s Current Report on Form 8-K dated December 21, 1998).

4.2.3
Amendment No. 2 to Rights Agreement, dated as of May 5, 2000 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC (Incorporated by reference to Exhibit 4.2.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000).

4.2.4
Amendment No. 3 to Rights Agreement, dated as of March 5, 2003, by and between Coventry Health Care, Inc. and Mellon Investor Services LLC, formerly ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.2.4 to the Company’s Current Report on Form 8-K dated March 5, 2003).

4.3
Indenture dated as of February 1, 2002 between Coventry Health Care, Inc., as Issuer, and First Union National Bank, as Trustee. (Incorporated by reference to Exhibit 4.9 to the Company’s Form S-4, Registration Statement No. 333-83106).

4.4
Form of Note issued pursuant to the Indenture dated as of February 1, 2002 between Coventry Health Care, Inc., as Issuer, and First Union National Bank, as Trustee (Incorporated by reference to Exhibit 4.9 to the Company’s Form S-4, Registration Statement No. 333-83106).

4.5
Indenture for the 2012 Notes dated as of January 28, 2005 between Coventry Health Care, Inc., as Issuer, and Wachovia Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated January 28, 2005).

4.6
Form of Note for the 2012 Notes issued pursuant to the Indenture dated as of January 28, 2005 between Coventry Health Care, Inc., as Issuer, and Wachovia Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated January 28, 2005).

4.7
Indenture for the 2015 Notes dated as of January 28, 2005 between Coventry Health Care, Inc., as Issuer, and Wachovia Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K dated January 28, 2005).

4.8
Form of Note for the 2015 Notes issued pursuant to the Indenture dated as of January 28, 2005 between Coventry Health Care, Inc., as Issuer, and Wachovia Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K dated January 28, 2005).

5	Opinion of Bass, Berry & Sims PLC

23.1	Consent of Ernst & Young LLP

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

24	Power of Attorney (included on page II-3)

     Item 9. Undertakings.

     A. The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 9th day of February, 2005.

COVENTRY HEALTH CARE, INC.
By:	/s/ Dale B. Wolf
Dale B. Wolf
Chief Executive Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Dale B. Wolf his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale B. Wolf Dale B. Wolf	Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2005

/s/ Shawn M. Guertin Shawn M. Guertin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 9, 2005

/s/ John J. Ruhlmann John J. Ruhlmann	Vice President and Corporate Controller (Principal Accounting Officer)	February 9, 2005

Signature	Title	Date

Allen F. Wise	Chairman of the Board and Director	February ___, 2005

/s/ John H. Austin, M.D. John H. Austin, M.D.	Director	February 9, 2005

Joel Ackerman	Director	February ___, 2005

/s/ L. Dale Crandall L. Dale Crandall	Director	February 5, 2005

/s/ Emerson D. Farley, Jr. Emerson D. Farley, Jr.	Director	February 5, 2005

/s/ Lawrence N. Kugelman Lawrence N. Kugelman	Director	February 9, 2005

Rodman W. Moorhead, III	Director	February ___, 2005

/s/ Robert W. Morey Robert W. Morey	Director	February 9, 2005

/s/ Elizabeth E. Tallett Elizabeth E. Tallett	Director	February 9, 2005

/s/ Timothy T. Weglicki Timothy T. Weglicki	Director	February 9, 2005

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Ernst & Young, LLP
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
24	Power of Attorney (included on page II-8)